Exhibit 99.1

CommScope Reports Second Quarter 2017 Results

•	Second Quarter Highlights

•	Sales of $1.17 billion

•	Operating income of $138 million and adjusted operating income (excluding special items) of $242 million

•	Net income of $0.28 per diluted share

•	Adjusted net income (excluding special items) of $0.60 per diluted share

HICKORY, NC, August 3, 2017—CommScope Holding Company, Inc. (NASDAQ: COMM), a global leader in infrastructure solutions for communications networks, reported sales of $1.17 billion and net income of $55 million, or $0.28 per diluted share, for the quarter ended June 30, 2017. Non-GAAP adjusted net income for the second quarter of 2017 was $119 million, or $0.60 per diluted share. A reconciliation of reported GAAP results to non-GAAP results is attached.

In comparison, for the quarter ended June 30, 2016, CommScope reported sales of $1.31 billion and net income of $62 million, $0.32 per share. Non-GAAP adjusted net income for the second quarter of 2016 was $145 million, or $0.74 per diluted share.

“Our results for the second quarter reflect the continued impact of the challenging industry environment,” said President and Chief Executive Officer Eddie Edwards. “We expect certain North American service providers to spend cautiously over the next few quarters due primarily to industry consolidation, competitive dynamics and timing of certain large projects. In the interim, we will continue to stringently manage our costs and work to position CommScope for long-term success.

“We believe that our recent acquisition of Cable Exchange and our new high-speed migration platform will enhance our position in the data center market over the longer term. We expect to return to overall growth in 2018.”

Second Quarter 2017 Overview

Second quarter 2017 sales declined year over year in all major geographic regions. Foreign exchange rate changes negatively affected revenue by less than 1 percent year over year.

Operating income in the second quarter of 2017 declined 25 percent year over year to $138 million. Non-GAAP adjusted operating income, which excludes amortization of purchased intangibles, integration and transaction costs, restructuring costs and other special items, declined 17 percent year over year to $242 million. The decreases in operating income and non-GAAP adjusted operating income were driven by lower sales volumes and unfavorable mix of products sold, partially offset by the benefit of cost reduction initiatives and lower incentive compensation expense. In addition, lower intangible amortization offset higher restructuring charges in operating income.

Second Quarter 2017 Segment Overview

Second quarter Connectivity Solutions segment sales declined 7 percent year over year to $726 million. Revenue declined in both indoor and outdoor network solutions. Modest growth in the Europe, Middle East and Africa region was more than offset by decreased sales in the U.S., Asia-Pacific and Latin American regions. While indoor network solutions sales remained weak, the company made progress improving its market position with multi-tenant and hyperscale data center customers. Outdoor network solutions sales were affected by fewer large projects in the Asia-Pacific region and industry competitive dynamics and consolidation, which impacted service provider spending patterns. Foreign exchange rate changes negatively affected revenue by less than 1 percent from the year-ago period.

Connectivity Solutions operating income declined 20 percent year over year to $75 million and non-GAAP adjusted operating income decreased 13 percent year over year to $146 million, or 20 percent of segment sales. Both operating income and non-GAAP adjusted operating income were impacted by lower sales volumes and unfavorable mix of products sold, partially offset by the benefit of cost reduction initiatives and lower incentive compensation expense.

Second quarter Mobility Solutions segment sales declined 15 percent year over year to $448 million. Sales declined in all major geographic regions. The decrease is due primarily to a slowdown in spending at certain North American operators and fewer large projects in the Asia-Pacific region. Foreign exchange rate changes had a negative impact of less than 1 percent on Mobility Solutions segment sales compared to the year-ago period.

Mobility Solutions operating income declined 31 percent year over year to $63 million and non-GAAP adjusted operating income decreased 22 percent year over year to $96 million, or 21 percent of segment sales. Both operating income and non-GAAP adjusted operating income were impacted by lower sales volumes and unfavorable mix of products sold, partially offset by lower incentive compensation expense.

Cable Exchange Acquisition

On August 1, CommScope completed the previously announced acquisition of Cable Exchange, a privately-held quick-turn supplier of fiber optic and copper assemblies for data, voice and video communications.

Cable Exchange, based in Santa Ana, Calif., manufactures a variety of fiber optic and copper cables, trunks and related products used in high-capacity data centers and other business enterprise applications. The company, founded in 1986, specializes in quick-turn delivery of its infrastructure products to customers from its two U.S. manufacturing centers located in Santa Ana, Calif. and Pineville, NC.

This highly complementary acquisition deepens CommScope’s capabilities in supporting the growing market for high-capacity, multi-tenant data centers and hyperscale data centers operated by the world’s largest technology and retail companies.

CommScope funded the acquisition with cash on hand.

Capital Allocation Priorities

Following the BNS acquisition in August 2015, the company has consistently focused the use of its free cash flow on reinvesting in the business and reducing debt. The company continues to believe that reducing leverage benefits all stakeholders and expects to reach its goal of repaying approximately $1 billion of acquisition financing by year-end 2017.

Additionally, on August 2, the CommScope board of directors authorized the repurchase of up to $100 million of the company’s outstanding common stock. The intent of the repurchase program is to enhance stockholder value and returns. Any share repurchases under this authorization will be made in accordance with applicable securities laws in either open market or privately negotiated transactions. The company may also, from time to time, enter into Rule 10b5-1 plans to facilitate repurchases of its shares under this authorization. The method, timing and amount of shares repurchased under the authorization will depend on several factors, including capital and liquidity requirements, market conditions and alternative uses for cash. The program does not obligate the company to acquire any particular amount of its common stock, and the program may be extended, modified, suspended or discontinued at any time. The repurchase authorization expires on July 31, 2018.

Outlook

In the near-term, CommScope management expects cautious spending patterns at certain North American service providers due primarily to industry competitive dynamics, consolidation and delayed timing of certain expected network upgrades. The company has already taken incremental actions to manage costs, including lowering incentive compensation; cutting selling, general and administrative expenses; and reducing its workforce.

These factors are reflected in the following third quarter and full year 2017 guidance provided by CommScope management.

Third Quarter 2017 Guidance:

•	Revenue of $1.1 billion – $1.15 billion

•	Operating income of $105 million – $140 million

•	Non-GAAP adjusted operating income of $200 million – $240 million

•	Earnings per diluted share of $0.20 – $0.25, based on 197 million weighted average diluted shares

•	Non-GAAP adjusted earnings per diluted share of $0.50 – $0.55

•	Non-GAAP adjusted effective tax rate of approximately 35 percent

Full Year 2017 Guidance:

•	Revenue of $4.5 billion – $4.6 billion

•	Operating income of $500 million – $540 million

•	Non-GAAP adjusted operating income of $885 million – $935 million

•	Earnings per diluted share of $0.87 – $0.99, based on 198 million weighted average diluted shares

•	Non-GAAP adjusted earnings per diluted share of $2.15 – $2.30

•	Non-GAAP adjusted effective tax rate of approximately 35 percent

•	Cash flow from operations > $500 million

A reconciliation of GAAP to non-GAAP outlook is attached.

Conference Call, Webcast and Investor Presentation

As previously announced, CommScope will host a conference call today at 8:30 a.m. ET in which management will discuss second quarter 2017 results. The conference call also will be webcast.

To participate in the conference call, dial 844-397-6169 (US and Canada only) or +1 478-219-0508. The conference identification number is 51023785. Please plan to dial in 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call and corresponding presentation will be available through a link on CommScope’s Investor Relations page.

A webcast replay will be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope (NASDAQ: COMM) helps companies around the world design, build and manage their wired and wireless networks. Our vast portfolio of network infrastructure includes some of the world’s most robust and innovative wireless and fiber optic solutions. Our talented and experienced global team is driven to help customers increase bandwidth; maximize existing capacity; improve network performance and availability; increase energy efficiency; and simplify technology migration. You will find our solutions in the largest buildings, venues and outdoor spaces; in data centers and buildings of all shapes, sizes and complexity; at wireless cell sites; in telecom central offices and cable headends; in FTTX deployments; and in airports, trains, and tunnels. Vital networks around the world run on CommScope solutions.

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures enhances an investor’s understanding of our financial performance. CommScope management further believes that these financial measures are useful in assessing CommScope’s operating performance from period to period by excluding certain items that we believe are not representative of our core business. CommScope management also uses certain of these financial measures for business planning purposes and in measuring CommScope’s performance relative to that of its competitors. CommScope management believes these financial measures are commonly used by investors to evaluate CommScope’s performance and that of its competitors. However, CommScope’s use of the terms non-GAAP adjusted operating income, non-GAAP adjusted EBITDA, non-GAAP adjusted net income and non-GAAP adjusted earnings per share may vary from that of others in its industry. These financial measures should not be considered as alternatives to operating income (loss), net income (loss) or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance, operating cash flows or liquidity.

Forward Looking Statements

This press release or any other oral or written statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “target,” “guidance” and similar expressions, although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, our ability to integrate the BNS business in a timely and cost-effective manner; our reliance on TE Connectivity for transition services for the BNS business; our ability to realize expected growth opportunities and cost savings from the BNS business; our dependence on customers’ capital spending on data and communication systems; concentration of sales among a limited number of customers and channel partners; changes in technology; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; changes to the regulatory environment in which our customers operate; product quality or performance issues and associated warranty claims; our ability to maintain effective management information systems and to successfully implement major systems initiatives; cyber-security incidents, including data security breaches or computer viruses; the risk our global manufacturing operations suffer production or shipping delays, causing difficulty in meeting customer demands; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers for certain raw material and components; the risk that contract manufacturers we rely on encounter production, quality, financial or other difficulties; our ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities, including delays or challenges related to removing, transporting or reinstalling equipment, that may affect our ability to meet customer demands for products; possible future restructuring actions; substantial indebtedness and maintaining compliance with debt covenants; our ability to incur additional indebtedness; our ability to generate cash to service our indebtedness; possible future impairment charges for fixed or intangible assets, including goodwill; income tax rate variability and ability to recover amounts recorded as deferred tax assets; our ability to recover value-added tax receivables; our ability to attract and retain qualified key employees; labor unrest; obligations under our defined benefit employee benefit plans may require plan contributions in excess of current estimates; significant international operations exposing us to economic, political and other risks, including the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; our ability to compete in international markets due to export and import controls to which we may be subject; changes in the laws and policies in the United States affecting trade; cost of protecting or defending intellectual property; costs and challenges of compliance with domestic and foreign environmental laws; and other factors beyond our control. These and other factors are discussed in greater detail in our 2016 Annual Report on Form 10-K. Although the information contained in this press release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. We are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this report, except as otherwise may be required by law.

Investor Contact: Jennifer Crawford, CommScope +1 828-323-4970 jennifer.crawford@commscope.com	News Media Contact: Rick Aspan, CommScope +1 708-236-6568 publicrelations@commscope.com

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$1,174,090	$1,306,788	$2,311,375	$2,450,767
Operating costs and expenses:
Cost of sales	701,306	753,029	1,383,765	1,449,917
Selling, general and administrative	207,369	234,333	418,923	443,530
Research and development	46,887	51,934	95,782	104,124
Amortization of purchased intangible assets	66,981	76,015	134,619	149,631
Restructuring costs, net	13,773	7,605	19,161	13,677
Asset impairments	—	—	—	15,293

Total operating costs and expenses	1,036,316	1,122,916	2,052,250	2,176,172

Operating income	137,774	183,872	259,125	274,595
Other income (expense), net	1,515	(14,653)	(15,221)	(14,352)
Interest expense	(61,417)	(74,113)	(130,971)	(146,675)
Interest income	1,730	1,148	2,604	3,727

Income before income taxes	79,602	96,254	115,537	117,295
Income tax expense	(24,138)	(34,293)	(26,511)	(42,754)

Net income	$55,464	$61,961	$89,026	$74,541

Earnings per share:
Basic	$0.29	$0.32	$0.46	$0.39
Diluted (a)	$0.28	$0.32	$0.45	$0.38
Weighted average shares outstanding:
Basic	193,092	192,241	193,555	191,996
Diluted (a)	197,218	196,073	198,173	195,815
(a) Calculation of diluted earnings per share:
Net income (basic and diluted)	$55,464	$61,961	$89,026	$74,541
Weighted average shares (basic)	193,092	192,241	193,555	191,996
Dilutive effect of equity-based awards	4,126	3,832	4,618	3,819

Denominator (diluted)	197,218	196,073	198,173	195,815

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	June 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$484,491	$428,228
Accounts receivable, less allowance for doubtful accounts of $18,838 and $17,211, respectively	931,654	952,367
Inventories, net	529,604	473,267
Prepaid expenses and other current assets	146,375	139,902

Total current assets	2,092,124	1,993,764
Property, plant and equipment, net of accumulated depreciation of $351,021 and $303,734, respectively	475,297	474,990
Goodwill	2,810,738	2,768,304
Other intangible assets, net	1,694,282	1,799,065
Other noncurrent assets	103,535	105,863

Total assets	$7,175,976	$7,141,986

Liabilities and Stockholders’ Equity
Accounts payable	$448,464	$415,921
Other accrued liabilities	308,345	429,397
Current portion of long-term debt	—	12,500

Total current liabilities	756,809	857,818
Long-term debt	4,569,967	4,549,510
Deferred income taxes	189,914	199,121
Pension and other postretirement benefit liabilities	31,295	31,671
Other noncurrent liabilities	108,368	109,782

Total liabilities	5,656,353	5,747,902
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares: 200,000,000; Issued and outstanding shares: None	—	—
Common stock, $0.01 par value: Authorized shares: 1,300,000,000; Issued and outstanding shares: 193,029,472 and 193,837,437, respectively	1,970	1,950
Additional paid-in capital	2,311,374	2,282,014
Retained earnings (accumulated deficit)	(500,736)	(589,556)
Accumulated other comprehensive loss	(162,916)	(285,113)
Treasury stock, at cost: 4,010,752 shares and 1,129,222 shares, respectively	(130,069)	(15,211)

Total stockholders’ equity	1,519,623	1,394,084

Total liabilities and stockholders’ equity	$7,175,976	$7,141,986

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating Activities:
Net income	$55,464	$61,961	$89,026	$74,541
Adjustments to reconcile net income to net cash generated by operating activities:
Depreciation and amortization	90,052	103,559	190,453	200,497
Equity-based compensation	11,186	9,411	20,598	18,246
Deferred income taxes	2,371	(37,879)	(14,073)	(48,319)
Asset impairments	—	—	—	15,293
Changes in assets and liabilities:
Accounts receivable	24,292	(78,772)	43,975	(137,532)
Inventories	(23,111)	(8,523)	(42,243)	(18,386)
Prepaid expenses and other assets	10,541	16,517	(1,773)	10,139
Accounts payable and other liabilities	(92,745)	91,836	(120,777)	164,855
Other	9,194	7,680	24,847	5,929

Net cash generated by operating activities	87,244	165,790	190,033	285,263
Investing Activities:
Additions to property, plant and equipment	(17,667)	(17,712)	(30,577)	(32,184)
Proceeds from sale of property, plant and equipment	4,623	56	4,978	3,740
Cash paid for acquisitions including purchase price adjustments, net of cash acquired	—	(9,092)	—	6,263
Other	6,139	1,182	6,778	1,656

Net cash used in investing activities	(6,905)	(25,566)	(18,821)	(20,525)
Financing Activities:
Long-term debt repaid	(30,379)	(303,124)	(780,379)	(306,270)
Long-term debt proceeds	30,379	—	780,379	—
Debt issuance and modification costs	(2,248)	—	(8,363)	—
Debt extinguishment costs	—	(9,939)	(14,800)	(9,939)
Cash paid for repurchase of common stock	(41,230)	—	(100,000)	—
Proceeds from the issuance of common shares under equity-based compensation plans	2,701	5,501	8,506	6,991
Tax withholding payments for vested equity-based compensation awards	(100)	(75)	(14,858)	(2,796)

Net cash used in financing activities	(40,877)	(307,637)	(129,515)	(312,014)
Effect of exchange rate changes on cash and cash equivalents	7,392	(4,912)	14,566	435

Change in cash and cash equivalents	46,854	(172,325)	56,263	(46,841)
Cash and cash equivalents at beginning of period	437,637	688,368	428,228	562,884

Cash and cash equivalents at end of period	$484,491	$516,043	$484,491	$516,043

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating income, as reported	$137.8	$183.9	$259.1	$274.6

Adjustments:
Amortization of purchased intangible assets	67.0	76.0	134.6	149.6
Restructuring costs, net	13.8	7.6	19.2	13.7
Equity-based compensation	11.2	9.4	20.6	18.2
Asset impairments	—	—	—	15.3
Integration and transaction costs	12.6	14.5	26.2	30.4
Purchase accounting adjustments	—	(0.4)	—	0.6

Total adjustments to operating income	104.6	107.1	200.6	227.7

Non-GAAP adjusted operating income	$242.4	$291.0	$459.7	$502.4

Income before income taxes, as reported	$79.6	$96.3	$115.5	$117.3
Income tax expense, as reported	(24.1)	(34.3)	(26.5)	(42.8)

Net income, as reported	$55.5	$62.0	$89.0	$74.5
Adjustments:
Total pretax adjustments to operating income	104.6	107.1	200.6	227.7
Pretax amortization of deferred financing costs & OID (1)	2.8	7.2	15.6	10.9
Pretax loss on debt transactions (2)	1.1	9.9	16.0	9.9
Pretax net investment gains (2)	(6.0)	(0.1)	(6.6)	(0.5)
Tax effects of adjustments and other tax items (3)	(39.4)	(41.4)	(92.8)	(83.4)

Non-GAAP adjusted net income	$118.6	$144.7	$221.8	$239.1

Diluted EPS, as reported	$0.28	$0.32	$0.45	$0.38
Non-GAAP adjusted diluted EPS	$0.60	$0.74	$1.12	$1.22

(1)	Included in interest expense.
(2)	Included in other income (expense), net.
(3)	The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect.

Note: Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Sales by Region

(Unaudited — In millions)

Sales by Region

			% Change
	Q2 2017	Q2 2016	YOY
United States	$643.9	$710.2	(9.3)%
Europe, Middle East and Africa	235.8	241.2	(2.2)
Asia Pacific	203.8	249.6	(18.3)
Central and Latin America	56.1	76.9	(27.0)
Canada	34.5	28.9	19.4

Total Net Sales	$1,174.1	$1,306.8	(10.2)%

CommScope Holding Company, Inc.

Segment Information

(Unaudited — In millions)

Sales by Segment

				% Change
	Q2 2017	Q1 2017	Q2 2016	Sequential	YOY
Connectivity Solutions	$725.7	$681.6	$778.0	6.5%	(6.7)%
Mobility Solutions	448.4	455.7	528.8	(1.6)%	(15.2)%

Total Net Sales	$1,174.1	$1,137.3	$1,306.8	3.2%	(10.2)%

Non-GAAP Adjusted Operating Income by Segment

				% Change
	Q2 2017	Q1 2017	Q2 2016	Sequential	YOY
Connectivity Solutions	$146.3	$115.3	$168.5	26.9%	(13.2)%
Mobility Solutions	96.1	102.0	122.5	(5.8)%	(21.6)%

Total Non-GAAP Adjusted Operating Income	$242.4	$217.3	$291.0	11.6%	(16.7)%

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment

(Unaudited — In millions)

Second Quarter 2017 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$74.8	$63.0	$137.8
Amortization of purchased intangible assets	42.9	24.1	67.0
Restructuring costs, net	9.6	4.2	13.8
Equity-based compensation	6.5	4.7	11.2
Integration and transaction costs	12.5	0.2	12.6

Non-GAAP adjusted operating income	$146.3	$96.1	$242.4
Non-GAAP adjusted operating margin %	20.2%	21.4%	20.6%

First Quarter 2017 Non-GAAP Adjusted Operating Income Reconciliation by Segment
	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$47.8	$73.6	$121.4
Amortization of purchased intangible assets	43.6	24.1	67.6
Restructuring costs, net	4.8	0.6	5.4
Equity-based compensation	5.5	3.9	9.4
Integration and transaction costs	13.7	(0.2)	13.5

Non-GAAP adjusted operating income	$115.3	$102.0	$217.3
Non-GAAP adjusted operating margin %	16.9%	22.4%	19.1%

Second Quarter 2016 Non-GAAP Adjusted Operating Income Reconciliation by Segment
	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$92.9	$91.0	$183.9
Amortization of purchased intangible assets	50.6	25.4	76.0
Restructuring costs, net	6.6	1.0	7.6
Equity-based compensation	5.3	4.1	9.4
Integration and transaction costs	13.5	1.0	14.5
Purchase accounting adjustments	(0.4)	—	(0.4)

Non-GAAP adjusted operating income	$168.5	$122.5	$291.0
Non-GAAP adjusted operating margin %	21.7%	23.2%	22.3%

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Adjusted Free Cash Flow

(Unaudited — In millions)

Adjusted Free Cash Flow

	Q2 2017	Q2 2016
Cash flow from operations	$87.2	$165.8
Integration and transaction costs	16.7	15.4
Capital expenditures	(17.7)	(17.7)
Capex related to BNS integration	—	1.9

Adjusted Free Cash Flow	$86.2	$165.4

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Quarterly Adjusted Operating Income and Adjusted EBITDA

(Unaudited — In millions)

GAAP to Non-GAAP Adjusted Operating Income and Adjusted EBITDA Reconciliation

	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016
Operating income, as reported	$137.8	$121.4	$119.4	$180.7	$183.9
Amortization of purchased intangible assets	67.0	67.6	72.9	74.6	76.0
Restructuring costs, net	13.8	5.4	18.4	10.8	7.6
Equity-based compensation	11.2	9.4	8.4	8.4	9.4
Asset impairments	—	—	15.9	7.4	—
Integration and transaction costs	12.6	13.5	17.2	14.7	14.5
Purchase accounting adjustments	—	—	—	—	(0.4)

Non-GAAP adjusted operating income	$242.4	$217.3	$252.2	$296.7	$291.0

Non-GAAP adjusted operating margin %	20.6%	19.1%	21.4%	22.9%	22.3%
Depreciation	20.2	20.0	20.2	20.2	20.4

Non-GAAP adjusted EBITDA	$262.6	$237.3	$272.5	$316.9	$311.4

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited — In millions, except per share amounts)

Outlook

Three Months Ended
	September 30, 2017	Full Year 2017
Operating income	$105 - $140	$500 - $540

Adjustments:
Amortization of purchased intangible assets	$70	$270
Equity-based compensation	$10	$45
Restructuring costs, integration costs and other (1)	$15 - $20	$70 - $80

Total adjustments to operating income	$95 - $100	$385 - $395

Non-GAAP adjusted operating income	$200 - $240	$885 - $935

Diluted earnings per share	$0.20 - $0.25	$0.87 - $0.99

Adjustments (2):
Total adjustments to operating income	$0.33 - $0.34	$1.24 - $1.26
Debt-related costs and other special items (3)	$(0.03) - $(0.04)	$0.04 - $0.05

Non-GAAP adjusted diluted earnings per share	$0.50 - $0.55	$2.15 - $2.30

(1)	Reflects projections for restructuring costs, integration costs and other special items. Actual adjustments may vary from projections.
(2)	The tax rates applied to projected adjustments reflect the tax expense or benefit based on the expected tax jurisdiction of the entity generating the projected adjustments. There are certain items for which we expect little or no tax effect.
(3)	Reflects projections for amortization of debt issuance costs, loss on debt extinguishment, net investment gains or losses and other tax items. Actual adjustments may vary from projections.

Our actual results may be impacted by additional events for which information is not currently available, such as additional restructuring activities, asset impairments, debt extinguishments, additional transaction and integration costs, foreign exchange rate fluctuations and other gains or losses related to events that are not currently known or measurable.

See Caution Regarding Forward-Looking Statements and Description of Non-GAAP Financial Measures.